UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2016

Commission File Number	Exact Name of Registrant as Specified in its Charter, State of Incorporation, Address of Principal Executive Offices and Telephone Number	I.R.S. Employer Identification No.

001-32206	GREAT PLAINS ENERGY INCORPORATED	43-1916803
(A Missouri Corporation)
1200 Main Street
Kansas City, Missouri 64105
(816) 556-2200

NOT APPLICABLE
(Former name or former address, if changed since last report)

000-51873	KANSAS CITY POWER & LIGHT COMPANY	44-0308720
(A Missouri Corporation)
1200 Main Street
Kansas City, Missouri 64105
(816) 556-2200

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This combined Current Report on Form 8-K is being filed by Great Plains Energy Incorporated (Great Plains Energy) and Kansas City Power & Light Company (KCP&L). KCP&L is a wholly-owned subsidiary of Great Plains Energy and represents a significant portion of its assets, liabilities, revenues, expenses and operations. Thus, all information contained in this report relates to, and is filed by, Great Plains Energy. Information that is specifically identified in this report as relating solely to Great Plains Energy, such as its financial statements and all information relating to Great Plains Energy’s other operations, businesses and subsidiaries, including KCP&L Greater Missouri Operations Company (GMO), does not relate to, and is not filed by, KCP&L. KCP&L makes no representation as to that information. Neither Great Plains Energy nor GMO has any obligation in respect of KCP&L’s debt securities and holders of such securities should not consider Great Plains Energy’s or GMO’s financial resources or results of operations in making a decision with respect to KCP&L’s debt securities. Similarly, KCP&L has no obligation in respect of securities of Great Plains Energy or GMO.

Item 8.01	Other Information

On July 1, 2016, KCP&L filed an application with the Public Service Commission of the State of Missouri to request an increase to its retail revenues of $62.9 million, with a return on equity of 9.9% and a rate-making equity ratio of 49.88%. Additionally, KCP&L asked the Commission to continue reflecting fuel and purchased power increases and decreases in the Fuel Adjustment Clause (FAC) on customer bills. KCP&L’s FAC in Missouri is reset in each rate request, resulting in a 3.3% increase or $27.2 million increase associated with rebasing fuel and purchase power expense. The request reflects increases in infrastructure investment costs, costs for regional transmission lines, property tax costs and costs to comply with environmental and cybersecurity mandates. If approved, new rates are expected to be effective on or around April 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

GREAT PLAINS ENERGY INCORPORATED

/s/ Lori A. Wright
Lori A. Wright
Vice President - Corporate Planning, Investor Relations and Treasurer

KANSAS CITY POWER & LIGHT COMPANY

/s/ Lori A. Wright
Lori A. Wright
Vice President - Corporate Planning, Investor Relations and Treasurer

Date: July 5, 2016